As filed with the Securities and Exchange Commission on January 20, 2021

Registration No 333-

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Extraction Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-1473923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 17th Street, Suite 5200
Denver, Colorado 80202
(720) 557-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan
(Full title of the plans)
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Eric Christ
Vice President, General Counsel and Corporate Secretary of the Company
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5200
Denver, Colorado 80202
(720) 557-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)
————————————————
Copies to:
Julian J. Seiguer
Bryan D. Flannery
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
(713) 836-3600
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	3,792,321 shares (3)	$25.00	$94,808,025	$10,343.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Extraction Oil & Gas, Inc. common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan (the “2021 LTIP”).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based on the value attributed to the common stock pursuant to the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code.
(3)	Represents shares of Extraction Oil & Gas, Inc. common stock issuable pursuant to the 2021 LTIP being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the 2021 LTIP and shares of common stock that may again become available for delivery with respect to awards under the 2021 LTIP pursuant to the share counting, share recycling and other terms and conditions of the 2021 LTIP.

EXPLANATORY NOTE

As previously reported, on June 14, 2020, Extraction Oil & Gas, Inc. (the “Company”), and certain of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 were jointly administered under the caption In re Extraction Oil & Gas, Inc., et al. On December 23, 2020, the Debtors filed the Sixth Amended Joint Plan of Reorganization of Extraction Oil & Gas, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented from time to time, the “Plan”). On December 23, 2020, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), a copy of which is filed as Exhibit 99.1 hereto. On January 20, 2021 (the “Effective Date”), the Company satisfied the conditions specified in the Confirmation Order and the Plan became effective.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by context, all other information contained herein relates to the Company following the Effective Date.

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by the Company for the purpose of registering 3,792,321 shares of common stock, $0.01 par value (“Common Stock”), for issuance under the terms of the 2021 LTIP. The shares of Common Stock that are being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the 2021 LTIP as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Any reports filed by the Company with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. The Company incorporates by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K, including any related exhibits under Item 9.01) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

1.The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 12, 2020;

2.The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 11, 2020, August 10, 2020 and November 9, 2020, respectively;

3.The Company’s Current Reports on Form 8-K filed on March 5, 2020, March 20, 2020, April 2, 2020, June 9, 2020, June 11, 2020, June 15, 2020, June 17, 2020, July 24, 2020, November 5, 2020, December 30, 2020 and January 20, 2021; and

4.The description of the Company’s common stock contained in its Current Report on Form 8-K, dated January 20, 2021, and any amendment or report updating that description.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

Article VI of the Company’s Bylaws (the “Bylaws”) requires indemnification of directors, officers and other employees to the fullest extent permitted by Section 145 of the DGCL. Furthermore, Article VI of the Bylaws explicitly provides that:

•the Company may advance expenses, including attorneys’ fees, to individuals entitled to indemnification; and

•any person entitled to indemnification by the Company may bring suit against the Company if it does not pay them within 30 days after receiving a written demand for indemnification and, if successful, such person may recover their expenses for such suit, including attorneys’ fees, from the Company. In the suit, the Company will have the burden of proving any defense that the person is not eligible for indemnification under applicable law.

Additionally, the Company maintains directors’ and officers’ insurance which includes coverage for liability under the federal securities laws.

Article Seven of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such exemption from liability or limitation thereof is not permitted under the DGCL.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to the Company’s directors and executive officers under the Company’s Certificate of Incorporation, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.
INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
4.1	Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.2	Form of Restricted Stock Unit (RSU) Agreement (Time and Performance Vesting) (incorporated by reference to Exhibit 10.7 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.3	Form of Deferred Stock Unit Agreement (Directors) (incorporated by reference to Exhibit 10.8 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.4	Amended and Restated Certificate of Incorporation of Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 3.1 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.5	Bylaws of Extraction Oil & Gas, Inc. (incorporated by reference to Exhibit 3.2 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
4.6	RBL Credit Agreement, dated as of January 20, 2021, by and among Extraction Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other parties party thereto. (incorporated by reference to Exhibit 10.1 to Extraction Oil & Gas, Inc.’s Current Report on Form 8-K filed on January 20, 2021).
5.1*	Opinion of Kirkland & Ellis LLP, as to the legality of the securities being registered hereby.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1 filed herewith).
24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 20, 2021.

EXTRACTION OIL & GAS, INC.

By:	/s/ Eric J. Christ
Eric J. Christ
Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Thomas B. Tyree, Jr. and Eric J. Christ, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including, without limitation, prospectus supplements, stickers and post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 2021.

Name	Title	Date

/s/ Thomas B. Tyree, Jr.	Chief Executive Officer and Director	January 20, 2021
Thomas B. Tyree, Jr.	(Principal Executive Officer)

/s/ Marianella Foschi	Chief Financial Officer	January 20, 2021
Marianella Foschi	(Principal Financial Officer)

/s/ Tom L. Brock	Vice President, Chief Accounting Officer	January 20, 2021
Tom L. Brock	(Principal Accounting Officer)

/s/ Michael Wichterich	Director	January 20, 2021
Michael Wichterich

/s/ Morris R. Clark	Director	January 20, 2021
Morris R. Clark

/s/ Carrie M. Fox	Director	January 20, 2021
Carrie M. Fox

/s/ Carney Hawks	Director	January 20, 2021
Carney Hawks

/s/ Benjamin Dell	Director	January 20, 2021
Benjamin Dell

/s/ Howard A. Willard, III	Director	January 20, 2021
Howard A. Willard, III